7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President, Chief Executive Officer and Chief Merchandising Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FOURTH QUARTER
AND RECORD FULL YEAR 2012 RESULTS

Evansville, Indiana, April 1, 2013 - Shoe Carnival, Inc. (NASDAQ: SCVL) a leading retailer of value-priced footwear and accessories, today announced net sales and earnings for the fourth quarter and fiscal year ended February 2, 2013.  The fourth quarter of fiscal 2012 included 14 weeks compared to 13 weeks in the fourth quarter of fiscal 2011 and the full fiscal year of 2012 included 53 weeks compared to 52 weeks in the full fiscal year of 2011.

Fourth Quarter and Full Year 2012 Highlights

•	Net sales of $205.7 million for the quarter, and record sales of $855.0 million for the year

•	Comparable store sales increased 0.5 percent for the quarter, and increased 4.5 percent for the year

•	Adjusted earnings per diluted share of $0.16 for the quarter ($0.13 in earnings per diluted share on a GAAP basis)

•	Record earnings per diluted share of $1.43 for the year, surpassing the prior record of $1.37 achieved in fiscal 2010

•	Company opened one store in the quarter and 31 during the year, for a 7.6 percent net square footage increase compared to the end of fiscal 2011

•	Company initiated its first-ever dividend, distributing $23.5 million in dividends to its shareholders during the year, and repurchased $4.7 million, or 220,000 shares, of its common stock

“We were pleased with our ability to end 2012 having achieved record sales and earnings.  This came during a period of accelerated growth and, as we previously announced, a fourth quarter where performance was below our expectations,” said Cliff Sifford, Shoe Carnival’s President and CEO. “In 2013 we will focus on key initiatives to drive our growth long-term, which include enhancing our branded offerings in our women’s dress and casual, adding 30 to 35 stores primarily in existing markets, leveraging our advertising in markets that are under penetrated with a re-energized marketing campaign and reinvesting in our existing store base with approximately 30 to 35 remodels and seven relocations.”

Fourth Quarter Financial Results

Net sales for the 14-week fourth quarter ended February 2, 2013 increased 13.1 percent to $205.7 million compared to net sales of $181.9 million in the 13-week fourth quarter ended January 28, 2012.  Sales of approximately $10.7 million were recorded in the extra week of fiscal 2012.  Comparable store sales for the 13-week period ended January 26, 2013 increased 0.5 percent compared to the 13-week period ended January 28, 2012.

The gross profit margin for the fourth quarter of fiscal 2012 increased to 29.3 percent compared to 28.3 percent for the fourth quarter of fiscal 2011.  The merchandise margin increased 1.4 percent, while buying, distribution and occupancy costs increased 0.4 percent as a percentage of sales.

Selling, general and administrative expenses for the fourth quarter increased $8.4 million to $54.9 million; as a percentage of sales, these expenses increased to 26.7 percent compared to 25.5 percent in the fourth quarter of fiscal 2011.

Net earnings for the fourth quarter of fiscal 2012 were $3.2 million, or $0.16 in adjusted earnings per diluted share, as compared to net earnings of $3.3 million, or $0.16 per diluted share for the fourth quarter of fiscal 2011.  GAAP earnings per diluted share for the fourth quarter of fiscal 2012 were $0.13.

While the Company’s payment of a $20.4 million special cash dividend in December 2012 had no effect on fourth quarter or annual net income or annual diluted earnings per share, the results for the fourth quarter of fiscal 2012 included a $0.03 reduction in earnings per diluted share due to the application of the two-class method of computing earnings per share in connection with this dividend (see GAAP to Non-GAAP Reconciliation Financial Table below).

Fiscal Year 2012 Financial Results

Net sales increased 12.1 percent to $855.0 million for fiscal 2012, compared to net sales of $762.5 million for fiscal 2011.  Comparable store sales for the fiscal 52-week period ended January 26, 2013 increased 4.5 percent compared to the 52-week period ended January 28, 2012.  The gross profit margin for fiscal 2012 increased to 30.1 percent from 29.5 percent in fiscal 2011.  Selling, general and administrative expenses, as a percentage of sales, were 24.4 percent, as compared to 24.0 percent for the prior year. Net earnings for fiscal 2012 were $29.3 million, or $1.43 per diluted share, compared to net earnings of $26.4 million, or $1.31 per diluted share in fiscal 2011.

Store Growth

During fiscal 2012, the Company opened 31 new stores including new market entries into Dallas, Texas and Puerto Rico.  In addition, the Company closed seven stores to end the year at 351 stores.  One store was opened in the fourth quarter of fiscal 2012 and two were closed.  Total retail selling space increased to 3.8 million square feet at the end of fiscal 2012 from 3.6 million square feet at the end of fiscal 2011.

Store openings and closings by quarter and for the fiscal year were as follows:

	New Stores	Stores Closings
1st Quarter 2012	13	3
2nd Quarter 2012	11	2
3rd Quarter 2012	6	0
4th Quarter 2012	1	2
Fiscal year 2012	31	7

In fiscal 2013, the Company expects to open 30 to 35 new stores, relocate seven stores and close five to seven stores.  The Company has completed the store openings and closings for the first quarter of fiscal 2013 with the opening of 12 new stores and relocation of three stores.  In the first quarter of fiscal 2012, 13 stores were opened, two stores were relocated and three were closed.

First Quarter Fiscal 2013 Outlook

The Company expects net sales in the first quarter of fiscal 2013 to be in the range of $226 to $232 million, with a comparable store sales decrease in the range of 2.0 to 4.0 percent.  Earnings per diluted share in the first quarter of fiscal 2013 are expected to be in the range of $0.36 to $0.44.  In the first quarter of fiscal 2012, comparable store sales increased 7.3 percent and earnings per diluted share were $0.54.

Mr. Sifford concluded, “Last year unseasonably warm weather early in the spring selling season shifted sales of higher margin spring footwear from the second quarter into the first quarter, driving record first quarter results.  However, during March this year, we experienced cold, wet weather across our central and northern regions, generating comparatively slower sales of our higher margin spring sandal and athletic categories.  This slow start to the spring selling season has resulted in our conservative first quarter outlook.”

“At the same time, we are pleased to report that our southern region has generated mid-single digit comparable store sales increases to date in the first quarter of fiscal 2013.  This leaves us feeling confident that, as more seasonal weather arrives across our markets, we are well positioned with the right product assortment to meet the spring footwear needs of our customers.  Due to the slow start to the spring selling season in the first quarter this year, we believe second quarter comparable store sales will increase up to mid-single digits.”

Conference Call

Today, at 4:30 p.m. Eastern time, the Company will host a conference call to discuss the fourth quarter and full year 2012 results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Record Date and Date of Annual Shareholder Meeting

The Company also announced that April 12, 2013 has been set as the shareholder of record date and the Annual Meeting of Shareholders will be held on June 13, 2013.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of April 1, 2013, the Company operates 363 stores in 32 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com

Non-GAAP Measure

The non-GAAP measure shown in this release, adjusted earnings per diluted share for the fourth quarter of fiscal 2012, excludes the $0.03 negative effect to earnings per diluted share resulting from the treatment of undistributed losses under the two-class method related to the $20.4 million special cash dividend paid in December 2012.  Reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included below.  This measure is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies.  Management believes that adjusted earnings per diluted share for the fourth quarter of fiscal 2012 is a useful measure of the Company’s performance in the comparative quarterly periods presented, as it allows management and investors to analyze  the financial and business trends related to the Company’s results of operations separate from the impact of the special cash dividend.

Cautionary Statement Regarding Forward-Looking Information

 This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Fourteen Weeks Ended February 2, 2013	Thirteen Weeks Ended January 28, 2012	Fifty-three Weeks Ended February 2, 2013	Fifty-two Weeks Ended January 28, 2012
Net sales	$205,744	$181,940	$854,998	$762,534
Cost of sales (including buying,
distribution and occupancy costs)	145,570	130,375	597,521	537,681
Gross profit	60,174	51,565	257,477	224,853
Selling, general and administrative
expenses	54,909	46,556	208,983	182,716
Operating income	5,265	5,009	48,494	42,137
Interest income	(3)	(13)	(32)	(79)
Interest expense	70	66	273	266
Income before income taxes	5,198	4,956	48,253	41,950
Income tax expense	1,987	1,681	18,915	15,568
Net income	$3,211	$3,275	$29,338	$26,382

Net income per share:
Basic	$0.13	$0.16	$1.44	$1.32
Diluted	$0.13	$0.16	$1.43	$1.31

Weighted average shares:
Basic	19,878	19,753	19,911	19,524
Diluted	19,878	19,876	19,972	19,694

Cash dividends declared per share	$1.05	$0.00	$1.15	$0.00

Financial Note:

Per share amounts are computed independently for each quarter of the fiscal year.  The sum of the quarters may not equal the total year due to the impact of changes in weighted shares outstanding and differing applications of earnings under the two-class method.  Additionally, there was a $0.03 reduction in earnings per diluted share in the fourth quarter of fiscal 2012 due to the application of the two-class method of computing earnings per share in connection with the $1.00 per share special cash dividend paid in December 2012.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	February 2, 2013	January 28, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$45,756	$70,602
Accounts receivable	2,152	2,621
Merchandise inventories	272,282	237,655
Deferred income taxes	2,914	2,496
Other	4,918	2,887
Total Current Assets	328,022	316,261
Property and equipment-net	77,364	69,232
Deferred income taxes	999	0
Other noncurrent assets	811	1,069
Total Assets	$407,196	$386,562

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$65,026	$61,238
Accrued and other liabilities	16,995	14,522
Total Current Liabilities	82,021	75,760
Deferred lease incentives	18,426	12,964
Accrued rent	7,475	6,029
Deferred income taxes	0	1,930
Deferred compensation	6,412	6,054
Other	494	141
Total Liabilities	114,828	102,878
Total Shareholders' Equity	292,368	283,684
Total Liabilities and Shareholders' Equity	$407,196	$386,562

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-three Weeks Ended February 2, 2013	Fifty-two Weeks Ended January 28, 2012
Cash flows from operating activities:
Net income	$29,338	$26,382
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	15,955	14,450
Stock-based compensation	4,049	2,135
Loss on retirement and impairment of assets	628	666
Deferred income taxes	(3,347)	3,040
Lease incentives	7,189	5,903
Other	(566)	(810)
Changes in operating assets and liabilities:
Accounts receivable	470	(971)
Merchandise inventories	(34,627)	(24,726)
Accounts payable and accrued liabilities	9,269	3,960
Other	(2,508)	846

Net cash provided by operating activities	25,850	30,875

Cash flows from investing activities:
Purchases of property and equipment	(25,977)	(21,260)
Proceeds from sale of property and equipment	0	5
Proceeds from notes receivable	200	100

Net cash used in investing activities	(25,777)	(21,155)

Cash flows from financing activities:
Proceeds from issuance of stock	2,420	2,654
Dividends paid	(23,460)	0
Excess tax benefits from stock-based compensation	837	1,254
Purchase of common stock for treasury	(4,675)	0
Shares surrendered by employees to pay taxes on restricted stock	(41)	(3,219)

Net cash (used in) provided by financing activities	(24,919)	689

Net decrease in cash and cash equivalents	(24,846)	10,409
Cash and cash equivalents at beginning of period	70,602	60,193

Cash and Cash Equivalents at End of Period	$45,756	$70,602

 GAAP to Non-GAAP Reconciliation Table

	Fourteen Weeks Ended February 2, 2013	Thirteen Weeks Ended January 28, 2012	Change	Fifty-three Weeks Ended February 2, 2013	Fifty-two Weeks Ended January 28, 2012	Change
Earnings per diluted share of common stock (GAAP)	$0.13	$0.16	(19.3)%	$1.43	$1.31	9.4%
Impact of dividends exceeding earnings	0.03	0.00		N/A	N/A
Adjusted earnings per diluted share of common stock	$0.16	$0.16	0.00%	N/A	N/A	N/A

Under the two-class method of computing earnings per share, the undistributed losses resulting from dividends exceeding net income are not allocated to participating securities.  Non-vested stock awards issued by the Company that include non-forfeitable rights to dividends are considered participating securities.  As earnings for full-year fiscal 2012 exceeded dividend distributions, there was no impact to earnings per diluted share for fiscal 2012 resulting from the special cash dividend.